Exhibit 99.1

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Greenlane and KushCo Announce Future Enterprise Leadership Team for Proposed Combined Company

Leadership Team Will Focus on Delivering Revenue and Cost Synergies, Growing Profitability, and Maximizing Value for All Shareholders

BOCA RATON, Fla. and CYPRESS, Ca., April 30, 2021 – Greenlane Holdings, Inc. (“Greenlane”) (NASDAQ: GNLN) and KushCo Holdings, Inc. (''KushCo'') (OTCQX: KSHB) today announced the enterprise leadership team that will helm the proposed combined Greenlane and KushCo businesses following the consummation of the proposed merger (the “Transaction”).

As previously announced, Nick Kovacevich will lead the combined company as Chief Executive Officer. Greenlane’s Bill Mote will serve as Chief Financial Officer, with Greenlane Co-founder Aaron LoCascio serving as President and Greenlane Co-founder Adam Schoenfeld serving as Chief Strategy Officer.

Additionally, the following executives will join the combined company’s enterprise leadership team, reporting to Nick Kovacevich:

●	William (Bill) Bine, Chief Operating Officer
●	Rhiana Barr, Chief People Officer
●	Douglas Fischer, General Counsel
●	Richard Finlow, Managing Director, Europe
●	Michael Cellucci, President CPG Sales
●	Andrew Goodman, SVP Packaging

Additional senior leadership positions of the combined company will be named at a later date.

“We are thrilled to be assembling a best-in-class leadership team with decades of combined experience in cannabis and CPG. Collectively, we will form a leading ancillary cannabis company in our industry,” said Nick Kovacevich, KushCo’s Co-founder, Chairman, and Chief Executive Officer.“ This team is fully capable of leading the combined organization and executing on our core strategies, which include building a world-class product and service platform, cross-selling to our complementary customer bases, and providing enhanced value to our amazing customers as they continue to expand and as the industry continues to evolve. This is an exciting and major step forward in the integration planning process, and I look forward to continue working with the rest of the leadership team to complete the planning process, build upon our high-performance teams and people first culture, and set the combined company up for success starting on day one.”

The companies anticipate that the Transaction will close by late second quarter or early third quarter 2021, subject to the satisfaction or waiver of all closing conditions, including the receipt of all necessary regulatory and stockholder approvals.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is a premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo’s subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base, which consists of leading multi-state-operators (MSOs), licensed producers (LPs), and brands.

Founded in 2010, KushCo has now sold more than 1 billion units to growers, brand owners, processors and producers across North America, South America, and Europe, specializing in child-resistant compatible and fully customizable packaging, exclusive vape hardware and technology, and complementary solvents and natural products.

As a pioneer in the industry, KushCo continues to work to create a positive impact on the environment, society, and community through CSR and ESG initiatives, such as: offering sustainable and compostable packaging; donating PPE supplies to healthcare workers on the frontline fighting the COVID-19 pandemic; partnering with organizations such as Mission Green to offer social equity programs for industry inclusion; being one of the first in the industry to award paid time-off for all employees on November 3, 2020 (“Election Day”); and working to incorporate industry-leading corporate governance practices and a more diverse board makeup.

For more information on KushCo’s commitment to CSR and ESG initiatives, please visit the Company’s #KushCares page at www.kushco.com/kushcares.

KushCo has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. For more information, visit www.kushco.com or call (888) 920-5874.

About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (NASDAQ: GNLN) is a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products to smoke shops, dispensaries, and specialty retail stores, as well as direct to consumer through its online e-commerce platform, vapor.com. Founded in 2005, Greenlane serves more than 8,000 retail locations and has over 250 employees with operations in United States, Canada, and Europe. With a strong global footprint, Greenlane has been the partner of choice for many of the industry’s leading brands, who chose to leverage its strong distribution platform, unparalleled customer service, and highly efficient operations and logistics to accelerate their growth. Greenlane’s curated portfolio of owned brands includes EYCE, packaging innovator Pollen Gear™, VIBES™ rolling papers, Marley Natural™ Accessories; K.Haring Glass Collection, Aerospaced grinders, and Higher Standards which offers both an upscale product line as well as an innovative retail experiences with flagship stores located in Chelsea Market, New York and Malibu, California.

For additional information, please visit: https://gnln.com/.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which Greenlane and KushCo operate, management’s beliefs, assumptions made by management and the transactions described in this communication. While Greenlane’s and KushCo’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummation the Transaction due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Transaction; (4) risks that the proposed Transaction disrupts current plans and operations of Greenlane and/or KushCo; (5) the ability to recognize the anticipated benefits of the Transaction; and (6) the amount of the costs, fees, expenses and charges related to the Transaction; and the other risks and important factors contained and identified in Greenlane’s and KushCo’s filings with the SEC, such as their respective most recent Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the Transaction will in fact be consummated on the expected timeline or at all. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Neither Greenlane nor KushCo is under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and neither Greenlane nor KushCo intends to do so.

Important Information for Investors and Stockholders

In connection with the proposed Transaction, Greenlane expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Greenlane and KushCo that also constitutes a prospectus of Greenlane, which joint proxy statement will be mailed or otherwise disseminated to Greenlane’s and KushCo’s respective stockholders when it becomes available. Greenlane and KushCo also plan to file other relevant documents with the SEC regarding the proposed Transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Greenlane and KushCo with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their respective websites at www.gnln.com and www.kushco.com.

Participants in Solicitation

Greenlane, KushCo and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Greenlane is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020. Information about the directors and executive officers of KushCo is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on December 28, 2020. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Greenlane Investor Contact:

Rob Kelly

Investor Relations, MATTIO Communications

Greenlane@mattio.com

1-416-992-4539

Greenlane Media Contact:

MATTIO Communications

Greenlane@mattio.com

KushCo Holdings Investor Contact:

Najim Mostamand, CFA

Director of Investor Relations

714-539-7653

ir@kushco.com

KushCo Holdings Media Contact:

Caldwell Strategic Consulting

Gianno Caldwell

Gianno@caldsconsulting.com

773-593-6323